Exhibit 99.1

THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT ACT - Q2 2013 Actavis Inc Earnings Conference Call EVENT DATE/TIME: JULY 25, 2013 / 12:30PM GMT OVERVIEW:
Co. announced 2Q13 GAAP net revenues of $1.99b, resulting in non-GAAP EPS of $2.01. Guidance was given for 2013 revenues of approx. $8.1b, and non-GAAP diluted EPS of $8.15-8.50.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

C O R P O R A T E    P A R T I C I P A N T S

Lisa DeFrancesco Actavis, Inc. - IR

Paul Bisaro Actavis, Inc. - President & CEO

Todd Joyce Actavis, Inc. - CFO

Siggi Olafsson Actavis, Inc. - President, Actavis Pharma

Fred Wilkinson Actavis, Inc. - President, Actavis Specialty Brands

Bob Stewart Actavis, Inc. - President, Global Operations

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Ronny Gal Sanford C. Bernstein - Analyst

David Amsellem Piper Jaffray - Analyst

Tim Chiang CRT Capital Group - Analyst

Marc Goodman UBS - Analyst

David Risinger Morgan Stanley - Analyst

Randall Stanicky Canaccord Genuity - Analyst

Greg Gilbert BofA Merrill Lynch - Analyst

Chris Schott JPMorgan - Analyst

Douglas Tsao Barclays Capital - Analyst

Jami Rubin Goldman Sachs - Analyst

David Maris BMO Capital Markets - Analyst

Elliott Wilbur Needham & Company - Analyst

Jason Gerberry Leerink Swann - Analyst

P R E S E N T A T I O N

Operator

Good morning; my name is Brandi and I will be your conference operator today. At this time I would like to welcome everyone to the Actavis second-quarter 2013 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. (Operator Instructions). Thank you. Ms. Lisa DeFrancesco, you may begin your conference.

Lisa DeFrancesco - Actavis, Inc. - IR

Thank you, Brandi, and good morning, everyone. I would like to welcome you to the Actavis second-quarter 2013 earnings conference call. Earlier this morning Actavis issued a press release reporting its earnings for the second quarter ended June 30, 2013. The press release, together with additional materials reconciling our GAAP and non-GAAP financial forecasts, financial results and forecasts are available on our website at www.Actavis.com.

Additionally, we’re conducting a live webcast of this call, which will also be available on our website after the conclusion.

2
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

With us on today’s call are Paul Bisaro, our President and CEO, who will provide an overview of the second-quarter business highlights; Todd Joyce, our Chief Financial Officer, will then provide additional details on the performance of our business segments, as well as our consolidated financial results for the quarter. Paul will conclude our presentation with an update on our outlook for 2013; we will then open up the call for questions and answers.

Also on the call and available during the Q&A are Siggi Olafsson, President of Actavis Pharma; Fred Wilkinson, President of Actavis Specialty Brands; Bob Stewart, President of Global Operations; and David Buchen, our Global Chief Legal Officer.

Please note that today’s call is copyrighted material of Actavis, Inc. and cannot be rebroadcast without the Company’s express written consent. I’d also like to remind you that during the course of this call management will make projections or other forward-looking remarks regarding future events or the future financial performance of the Company.

It is important to note that such statements about estimated or anticipated Actavis results, prospects or other non-historical facts are forward-looking statements and reflect our current perspective of existing trends and information as of today’s date. Actavis disclaims any intent or obligation to update these forward-looking statements except as expressly required by law.

Actual results may differ materially from current expectations and projections depending on a number of factors affecting the Actavis business. These factors are detailed in our periodic public filings with the Securities and Exchange Commission including, but not limited to, Actavis’ Form 10-K for the period ended December 31, 2012 and the Actavis Form 10-Q for the period ended March 30, 2013. With that I will turn the call over to Paul.

Paul Bisaro - Actavis, Inc. - President & CEO

Thank you, Lisa, and good morning, everyone, and thanks for joining the call today. We are pleased to announce another exceptional quarter for Actavis driven by strong profitable growth across each of our three businesses and highlighted by the announcement of our proposed acquisition of Warner Chilcott, which I will address further in a moment. Let’s begin first with our financial results.

Second-quarter net revenues increased 47% to $1.99 billion, non-GAAP earnings per diluted share were up 42% to $2.01, and adjusted EBITDA increased 42% to $475 million. In our Actavis Pharma segment net revenues increased 58% over the prior year period with US highlights including the launch of an authorized generic version of Zovirax ointment and relaunch of Vestura, our generic version of Yaz.

Outside the US we delivered broad multi-country launches of generic Viagra and Zometa across Europe, a successful launch of generic Crestor in Australia and we continue to launch our oncology injectable products around the world with our latest launch of Docetaxel in Japan.

We recently announced settlements of several patent challenges providing for date certain launches of generic versions of OxyContin and INTUNIV in 2014, Ziana in 2016 and Zyclara in 2019. And we continue to strengthen our pipeline, announcing patent challenges on a number of products including generic Safyral, Diprivan and AndroGel 1.62%.

In the first half of this year Actavis has submitted more than 20 new filings in the US, many of them additional first to file opportunities. As of the close of the second quarter we had more than 190 filings pending at the FDA; 56 are first to files including 38 exclusive first to files.

In our Actavis Specialty Brands business, we experienced continued growth in key promoted products including Rapaflo, Generess Fe and Crinone and had 2 million prescriptions since launch for Rapaflo and 1 million prescriptions since launch for Generess Fe.

We announced a strategic agreement with Valeant to license in Metronidazole 1.3% Vaginal Gel and we announced a partnership with Medicines360 providing Actavis with US and Canadian commercial rights to the Levosert IUD. Both products are at the registration stage and, if approved, could be launched as early as 2014.

3
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

Also in the quarter Health Canada approved FIBRISTAL, formerly called [Ismia], for the treatment of moderate to severe signs and symptoms of uterine fibroids in adult women of reproductive age who are eligible for surgery. This product was licensed from [Franklin] Gedeon Richter who are currently having a successful launch of the product in Europe. We are launching FIBRISTAL in Canada in this quarter.

As I mentioned, however, the most significant news came in May when we announced our intention to acquire Warner Chilcott PLC, a transaction that will create a leading global specialty pharmaceutical company with approximately $11 billion in combined annual revenue. We are aggressively planning for the integration of Warner Chilcott on day one, working with the Federal Trade Commission and other regulators to receive approvals for the transaction, and anticipate that we could close this acquisition as early as the beginning of the fourth quarter.

With that I will turn the call over to Todd to take us through the financial results in more detail.

Todd Joyce - Actavis, Inc. - CFO

Thanks, Paul. I will now review our results on the consolidated and divisional basis. GAAP net revenues for the second quarter were $1.990 billion, an increase of 47% over the prior year reflecting strong growth in all three of our business segments. Net revenues in our Actavis Pharma division was $1.569 billion, up 58% year over year as a result of the acquisition of the Actavis Group and new product sales in key markets offset in part by the impact of competition on our authorized generic versions of Concerta and Lipitor.

Ex-US net revenues were $649.8 million, up 209% from the second quarter of 2012 primarily due to the inclusion of legacy Actavis. Actavis Pharma net revenues of $1.57 billion during the second quarter of 2013 consisted of net revenues of $957.5 million in the Americas, $518.2 million in Europe which includes Metis and $94.3 million in MEAAP.

Actavis Pharma adjusted gross margin was 51.9% which was favorably impacted by Anda’s distribution of Lidoderm and increased margins on our generic version of Concerta as a result of our contractual arrangement with Ortho-McNeil-Janssen.

Moving to Actavis Specialty Brands, net revenues were $144.8 million, up 21% on higher sales of promoted products, including Rapaflo, Generess Fe, Crinone and the addition of Kadian. Gross margin increased to 76.2%.

Finally, net revenues from our Anda Distribution segment were $276 million, up 14% due to increased sales of third-party brand product launches and higher sales to chain customers. Anda’s gross margin for the quarter was 13.4%. Consolidated operating expenses have increased significantly year-over-year as a result of the addition of legacy Actavis.

Consolidated GAAP R&D for the second quarter was $135.6 million, up 70% year over year. We expect R&D investment to increase in the second half for both our Actavis Pharma and our Specialty Brand divisions, which includes our bio similar development programs. For the full year we still expect GAAP R&D expense in the range of $550 million to $600 million.

Consolidated GAAP SG&A for the second quarter was at $461.4 million, up 92% over the prior year. For the full year we currently expect SG&A in the range of $1.65 billion to $1.7 billion as a result of higher acquisition, integration and restructuring charges. Amortization expense for the second quarter was $149.8 million.

On a non-GAAP basis our income tax rate was 26.9% in the second quarter, down from 35.5% in the prior-year period as a result of the acquisition of the Actavis Group. For the full year we still expect our non-GAAP tax rate to be in the range of 27% to 29%.

On a non-GAAP basis, which excludes amortization expense, acquisition cost and impairment charges, as well as other items detailed in table 4 of our earnings press release, earnings for the second quarter were $2.01 per diluted share, up 42% year over year as a result of growth across our Actavis Pharma and Actavis Specialty Brands segments.

4
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

The current quarter GAAP results includes an impairment charge following our routine annual impairment testing. This accounting related non-cash charge resulted from combining the Company’s legacy Arrow business, which was acquired in 2009, with the legacy Actavis Group business acquired late last year.

Following the Actavis Group acquisition and the appointment of the management team to run the combined Company, the Company was required to establish multiple reporting units that must be tested for goodwill impairment. This restructuring into multiple reporting entities resulted in an impairment of the goodwill within our newly formed European unit.

This charge does not impact our forecast for the legacy Actavis business or our consolidated outlook as this reporting unit is trending in line with our current year forecast. The restructuring charge is also not directly related to our recent decision to explore the restructuring or possible divestiture of certain European businesses.

Adjusted EBITDA for the second quarter was $475 million compared to $333 million as a result of the addition of legacy Actavis and growth across the business.

Cash flow from operations for the second quarter was $72.4 million and cash and marketable securities were $235 million at the end of the second quarter. Cash flow from operations was slightly lower this quarter due to the timing of our corporate estimated tax payments and an inventory build related to planned product launches in the second half of the year.

Our total debt at quarter end was $6.35 billion and our leverage ratio on a pro forma basis was 3.66 times. After another strong quarter we continue our focus on deleveraging and maintaining a strong financial foundation to support strategic growth initiatives within our global businesses. With that I will turn the call back over to Paul for an update on our 2013 forecast and concluding remarks.

Paul Bisaro - Actavis, Inc. - President & CEO

Thanks, Todd. I will now provide an update on Actavis’ 2013 forecast excluding Warner Chilcott. For Actavis Pharma our forecast includes a launch of generic Pulmicort and generic Exalgo in the fourth quarter. No change in our generic Concerta estimates from the previous forecast, which includes an additional competitor in the third quarter. An exclusive launch of generic Lidoderm; no additional competition in 2013 for generic Adderall XR; and no additional competitors on generic Zovirax.

For Actavis Specialty Brands our forecast includes no material Specialty Brand launches in the second half of the year.

So our updated 2013 forecast is as follows. Our estimate for full-year net revenue is unchanged at approximately $8.1 billion. We continue to expect Actavis Pharma revenue to be between $6.3 billion to $6.5 billion; for Actavis Specialty Brands we continue to expect net revenue of between $550 million to $600 million. For our Anda Distribution business we continue to anticipate revenue to be between $1 billion and $1.2 billion.

We now expect adjusted EBITDA of between $1.96 billion to $2.03 billion. We continue to expect our non-GAAP effective tax rate to be between 27% and 29%. And we are now increasing the low end of our forecast of non-GAAP EPS range by $0.05 and now expect non-GAAP earnings per diluted share in the range of $8.15 and $8.50 per share reflecting a full year estimated shares outstanding of approximately 134 million shares.

In summary, we expect the momentum from the exceptional second quarter to carry forward into the remainder of this year as we continue to prepare for the integration of Warner Chilcott. And we will continue to execute effectively and deliver results across all of our business segments.

Again, I would like to thank all our employees around the world for their hard work and dedication to the growth of our global organization. With that I will turn the call back to Lisa for Q&A. Lisa?

5
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

Lisa DeFrancesco - Actavis, Inc. - IR

We will now take Q&A, Brandi.

Q U E S T I O N S    A N D    A N S W E R S

Operator

(Operator Instructions). Ronny Gal, Sanford Bernstein.

Ronny Gal - Sanford C. Bernstein - Analyst

Two questions. The first one is about the discussion regarding divesting your Western European business. There are some obviously -- I understand this financially might not be the most profitable business, but strategically, Paul, if you want to be a global generic company it feels like you need the scale and you need presence in all those markets. And you probably need some of that to, as an infrastructure, for selling branded products in Europe as well. Can you just give us your thoughts about where you are taking this business in terms of what is going to be the focus going forward?

Paul Bisaro - Actavis, Inc. - President & CEO

Well, sure, Ronny. I mean I think one of the things we are thinking about is a range of strategic alternatives for these businesses. You did highlight several things we want to make sure we consider. One is the -- particularly the Specialty Brands business in those regions and that is part of the overall analysis as we look at the strategic alternatives for some of these businesses.

Second of all I would remind you that we are not really leaving these markets even though we would be exiting some of the commercial activities within those markets. Because we would continue to supply the products of course through not just our Metis business, but also to whoever might be the potential acquirer of some of those commercial operations. But I will turn it over to Siggi for a little bit more color on those franchises.

Siggi Olafsson - Actavis, Inc. - President, Actavis Pharma

Yes, I think, Ronny, the situation for us is these six or seven markets we are considering have in common that the healthcare environment has changed. These are INN and tender business market. They are -- clearly there is a lot of volume coming from these markets. We feel we are very well covered with the Metis business, we supply significant amount of volume to Metis.

But remember, we are exploring possible restructuring, which could include that we leave some of the businesses up and running because in all these markets we have both Rx, we have OTC business and we have injectable hospital business and you mentioned the Specialty Brands business which we are building up in Europe.

So even though we are exploring -- one of the options we are exploring is a possible divestiture, I think restructuring is also higher on our list of things to explore exactly for the reasons you mentioned. But clearly we are not leaving these markets. These markets have to be part of a global leading specialty company like we are today.

Ronny Gal - Sanford C. Bernstein - Analyst

And a follow-on, Paul, considering the thoughts about Western Europe and the big restructuring charges, kind of begs the question, with hindsight, and I know hindsight is 20/20. If you look at your Arrow acquisition and your Actavis acquisition, what do you think are the areas where the business surprised you positively -- the acquired business surprised you positively? And where did they underperform what you would expect them to do?

6
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

Paul Bisaro - Actavis, Inc. - President & CEO

Well, I mean, I think that is a great question, Ronny. As we look back -- and you are right, hindsight is 20/20 -- there are parts of every acquisition that you wish would perform better than other parts. As I look at the Arrow acquisition, for example, I think for Actavis, or at that point Watson, it was an incredibly strategic acquisition that allowed us to build the infrastructure to be able to do the Actavis acquisition in 2012.

I mean that was -- without that first step we just wouldn’t have been able to be ready to do such a magnitude of an acquisition and then do it as well as we were able to do it -- integrate it, build it and get value for our shareholders.

The second thing to remember is also about Arrow, as well the markets in Europe were underperforming our expectation; the US business outperformed our expectation on Arrow. So look at -- one of the problems you have when we do these kinds of impairment tests is you are looking at discrete units as opposed to the whole. And if you look at it as a whole we would do the transaction over again because on the basis of the whole we did extraordinarily well.

Remember Crestor came from Arrow and LIPITOR came from Arrow and all these assets in the US came from Arrow. So I just want to remind everybody that we would still do the deal over again -- this exercise of goodwill impairment, I don’t know, to me it is a little mystical.

Ronny Gal - Sanford C. Bernstein - Analyst

Okay, thank you very much.

Operator

David Amsellem, Piper Jaffray.

David Amsellem - Piper Jaffray - Analyst

Just a couple. On the Warner deal, bearing in mind that you cited the $400 million in potential savings. I guess the question here is should we view that I guess as a bare minimum of savings given that Warner itself is spending well north of $800 million in SG&A alone and there’s obviously a lot of overlap in the therapeutic areas between legacy Actavis and Warner. How should we think about that going forward?

Paul Bisaro - Actavis, Inc. - President & CEO

Sure, David. I just want to -- I probably should have started with this, just to remind everyone. We are still subject to the Irish takeover rules, so we are very limited in what we can say about our -- the details surrounding the Warner Chilcott acquisition as well as our activities related to the integration preparation. But I would say we have not seen any surprises.

The $400 million that we talked about, which included operational synergies, reminder -- just as a reminder, operational synergies which were the majority of those and then some tax synergies were in there. We didn’t include manufacturing synergies, we didn’t include revenue synergies, we didn’t include interest-rate synergies.

So just think about that as you do the math in your head about what is an opportunity and we will be giving more color at the close hopefully with -- on what we think potential upside opportunities are with respect to the Chilcott acquisition.

7
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

David Amsellem - Piper Jaffray - Analyst

Okay, that’s helpful. And then just a product specific question. This is on Restasis; given the recent FDA draft guidance, what is your view on how difficult it will be to show equivalence on a product like that? And is that a product that you have the ability and I guess the inclination to pursue?

Siggi Olafsson - Actavis, Inc. - President, Actavis Pharma

David, it’s Siggi here. I think on -- as you have seen in our portfolio, we have a significant portfolio of ophthalmology products. We have seen the guidance like the rest of the world. We think a development can be done. It is a high hurdle to overcome, but we don’t comment on individual product, but this is right up our expertise in developing ophthalmology products.

David Amsellem - Piper Jaffray - Analyst

Great. All right, I will jump back in the queue. Thanks.

Operator

Tim Chiang, CRT Capital.

Tim Chiang - CRT Capital Group - Analyst

I wanted to follow up with a Restasis question. It’s really (technical difficulty) technology --?

Siggi Olafsson - Actavis, Inc. - President, Actavis Pharma

Tim, can you come a little closer to the phone?

Tim Chiang - CRT Capital Group - Analyst

Oh, I’m sorry. Can you hear me?

Paul Bisaro - Actavis, Inc. - President & CEO

Now we can.

Tim Chiang - CRT Capital Group - Analyst

Okay. I was just asking a follow-up on the Restasis question, in terms of capabilities with (technical difficulty) do you guys have that in house?

Siggi Olafsson - Actavis, Inc. - President, Actavis Pharma

Yes, we have a partnership -- we don’t have the manufacturing capabilities but we have a spine partnership with a partner that has that capability.

8
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

Tim Chiang - CRT Capital Group - Analyst

Okay. And then maybe one follow up question. On the gross margins on the generic side it looked like those margins benefited from your Concerta relationship. I was trying to think about how those margins are going to change when you launch Lidoderm later this year? Are those margins going to continue to benefit?

Siggi Olafsson - Actavis, Inc. - President, Actavis Pharma

I think if I take the first round, I think Lidoderm -- this shouldn’t affect, it should be flat. As we see it going forward you should look at it as flat. There is an up and down because also we build in the price erosion every year, the new launches, Lidoderm clearly being the biggest one for the rest of the year. But we assume for the remaining of the year it should be around flat.

Tim Chiang - CRT Capital Group - Analyst

Okay, great. Thank you very much.

Operator

Marc Goodman, UBS.

Marc Goodman - UBS - Analyst

Could you give us an update on the synergies that you are doing with Actavis and the Watson transaction? Just give us a sense of how that is going and where we are relative to your expectations and if you have any updates on how that is doing?

And then second of all, can you update us on the branded pipeline and biosimilars work that you are doing? Has there been progress in the past three months? Thanks.

Siggi Olafsson - Actavis, Inc. - President, Actavis Pharma

Hey, good morning, Marc, it’s Siggi here. I think on the Actavis synergies -- on the Actavis integration we are doing very well. I think what we can say is that the integration in the US is done. We have restructured the Company; we have one face to the customers. Basically the people leaving the organization have already left the organization.

With regard to the other overlapping markets, remember we have seven other overlapping markets -- UK, France, Poland, Nordics, Australia as an example and Germany. In these markets we have done the full integration due to legal situations and employment, legal situations in some of the European countries -- the full synergies have not been realized. But we are working very hard on that and we have done a great job and the team has done a great job in integrating the two businesses.

With regard to the operation synergies, the procurement synergies, we are well on track to achieve those. Remember when we announced the deal we told you that we would be the largest single purchaser of API from a third party due to the fact that others have so much of their own manufacturing. That really is coming true. We feel confident on our operational synergies.

With regard to the R&D synergies, the first synergies we captured was on the overlapping products, there was about probably between 10% and 20% overlap on significant products where we could get some savings which we captured already starting in 2012, end of 2012 and into 2013. And then, since then we have announced closure of two development sites, one in Greece and another one and Malta as part of the synergy captures within the new Company.

9
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

So I think overall, Marc, this is on the cost side we are well on track, we feel good about it, we are operating as one Company and I feel really good about the business at is going.

With regard to the revenue synergies, which we didn’t include in our $300 million over three years number, that is coming too. It is much slower, as we knew, because we need to get registrations in international markets, that usually takes about two years. But we are straightaway getting some benefit from our Anda business, distribution business in the US. That clearly is benefiting us.

And we also think that when the Specialty Brand business will launch in Europe we have an infrastructure in most of the countries already in place that will give us synergies later on when we launch the Specialty Brand products.

Fred Wilkinson - Actavis, Inc. - President, Actavis Specialty Brands

On the R&D front, this is Fred Wilkinson. Marc, thank you. Yes, we have progressed very nicely on both the biologics front and the small molecule business. FSH has completed its Phase I moving into Phase III by the end of the year. Amgen will comment I think in two weeks on the progress of the biosimilars, but we are very, very pleased with that partnership and the approach that is being taken there and think we are very nicely positioned on the monoclonals that are in that partnership.

On our own front I think we’ve had some real nice progress obviously FIBRISTAL got approved and is and a launch mode up in Canada we are progressing the [Ismia] program nicely for the US, we are evaluating and will be filing Generess in Canada. Levosert we have received 10 approvals now throughout Europe, two of them in our territory, eight in the Gedeon Rector territories.

Diafert is progressing very nicely through its pivotal trial and should have results here during this quarter. And then finally, to remind you, we have got a progesterone only PDUFA date of December 26 that we will be watching very closely. So a lot going on and that is before we bring in the portfolio from Warner Chilcott.

Marc Goodman - UBS - Analyst

Thanks.

Operator

David Risinger, Morgan Stanley.

David Risinger - Morgan Stanley - Analyst

I have a number of questions. I’ll just rattle them off if that is okay. The first is (multiple speakers). Well, actually why don’t I just go one by one? So first, could you just comment on whether you are going to have any capacity or supply constraints on Lidoderm when you launch it September 15?

Bob Stewart - Actavis, Inc. - President, Global Operations

Yes, this is Bob Stewart, David. What I would say is that absolutely not. We have built onto our Salt Lake City facility a couple of years ago, and we have been steadily building our launch quantities and launch build, which is significantly completed. So we are ready to launch, just waiting for the September 15 date to put the product in distribution. And we have assumed very high generic conversion rates there. So we are able to launch the product and keep the product in supply and no capacity constraints.

10
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

David Risinger - Morgan Stanley - Analyst

Great. And I know that you are typically pretty conservative with your assumptions. Can you just remind us when you assume another competitor enters the market, even though there is a lack of clarity on another generic competitor entering?

Siggi Olafsson - Actavis, Inc. - President, Actavis Pharma

So it is Siggi here, David. We assume that another competitor will come end of first quarter in 2014.

David Risinger - Morgan Stanley - Analyst

Great. And then with respect to management’s interest in capacity to pursue additional acquisitions in 2014, can you help us understand how we should be thinking about additional deals going forward?

Paul Bisaro - Actavis, Inc. - President & CEO

Sure. One of the things we are looking at all of the time, David, as you know, is ways to continue to invest in our businesses, both our Actavis Pharma business as well as our Specialty Brand franchise. We have targeted and continue to target those areas where we think we can get the highest growth rates. And so for Actavis Pharma, we are actively pursuing and looking at opportunities across Central and Eastern Europe, Russia, Southeast Asia, also Australia, Japan; those areas where we believe we have the highest likelihood of fast growth.

We also continue to look for opportunities in Central and South America, because those areas have high growth potential and we have -- with the exception of Brazil and Mexico, as you know, we don’t have a lot of coverage in that region.

With respect to Specialty Brands, I think we have got to get through the close of Warner Chilcott, but Warner Chilcott brings to us the two new therapeutic categories that I think will give us some exciting opportunities. We have done -- if you look at the pipeline that the combined entity will have in women’s health, I believe it is second to none really, not just on oral contraception but on a vast array of female health issues . We will be covering that and have a great opportunity there.

I think the GI and derm give us new opportunities to look for products not just for the North American markets where we have now commercial infrastructure, strong commercial infrastructure on a combined basis in the US and Canada, but be able to roll out some of these assets into those infrastructures that we have through Actavis Pharma in Central and Eastern Europe, Russia, Southeast Asia and those markets.

So we are looking to find assets that we can synergize across our network, and we are actively looking now.

David Risinger - Morgan Stanley - Analyst

That is very helpful. And then high-level question, does the FDA ever give draft guidance before generic applications have been filed?

Siggi Olafsson - Actavis, Inc. - President, Actavis Pharma

It is difficult for us to say anything about it, but we know they give draft guidelines after an application has been filed at least.

David Risinger - Morgan Stanley - Analyst

Got it, okay. And then finally just a tidbit. On the other generics line -- that was stronger than we expected this quarter. Could you just provide some color on what is in there and why it was so strong?

11
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

Siggi Olafsson - Actavis, Inc. - President, Actavis Pharma

Yes, on other revenue the reason why it is stronger than expected is because we account for the Zovirax AG in the other revenue line. It is because it is not in our brand packaging yet. When we transfer over to the Actavis packaging we will account it as a product revenue, but up until then we account it in other revenue.

David Risinger - Morgan Stanley - Analyst

Great. Thank you very much.

Operator

Randall Stanicky, Canaccord Genuity.

Randall Stanicky - Canaccord Genuity - Analyst

(Technical difficulty) may seem pretty obvious. But given that I didn’t you talk about the pro forma accretion update, should we still assume that better than 30% is the working target until we get a better update in October?

Paul Bisaro - Actavis, Inc. - President & CEO

Yes, Randall, that is the -- we haven’t changed any of those assumptions that we gave at the close. So that is the current -- and we haven’t really seen any surprises. So we feel Very comfortable with where we are at and we will hopefully give you more color at close.

Randall Stanicky - Canaccord Genuity - Analyst

Okay, great. And then, Siggi, just a question on the injectables market. Can you talk about your build out there and how you see competitively that market playing out and your interest in getting a little bit more aggressive in broadening your franchise there?

Siggi Olafsson - Actavis, Inc. - President, Actavis Pharma

Yes, Randall, I think the injectable market is still appealing. You never know what will happen when more players come in and the competitors will fix their compliance situation with the FDA. What we have done is, as already we have talked about this, we have reached agreement with Sagent where we get back rights to the oncology products they are distributing for us. At the moment we will get that back by the end of 2014.

But as you can see also from our Paragraph 4 filings, which have been announced, we are constantly developing significant numbers of injectable products to expand the line. So we hope that by the end of 2014 when we have our own injectable business unit we will be probably between 20 and 30 products ready on the market. We have two manufacturing sites ourselves in -- both in Romania and in Italy, but we also work with multiple partners.

We have taken the approach of focusing on the [harder] injectables both oncology but also quite, tough difficult products to develop. We haven’t tried away from 505(b)(2)s because it is easier to introduce a 505(b)(2) into the injectable space because the switching takes place in the clinics or the hospitals. So the decision of the hospitals gives us opportunity there.

12
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

So I think overall we are excited about it. We still don’t want to go into the everyday injectables, the antibiotics, the large volume parentals or anything like that. We want to keep it at the more complex level, not only on oncology -- we might go into CNS and other therapeutic areas, but what we try to have for our portfolio is a complex injectable portfolio, not to the biggest one on the market but hopefully the best one.

Randall Stanicky - Canaccord Genuity - Analyst

That is helpful color. And maybe just a really quick follow-up for Paul. The Pulmicort appeals date -- that is August 13, is that correct? And then how quick could we get a decision there?

Paul Bisaro - Actavis, Inc. - President & CEO

Well, I think you are correct, that is the appeal date. And we hope a quick turnaround. But again, judges do seem to work on their own time schedule. We have anticipated -- I’m sorry, it’s August 12, sorry that I misspoke about that. Also as we mentioned in the prepared remarks, we have included Pulmicort in the fourth quarter.

Randall Stanicky - Canaccord Genuity - Analyst

Got it. Thanks, guys.

Operator

Greg Gilbert, Bank of America.

Greg Gilbert - BofA Merrill Lynch - Analyst

I have a couple. First -- I think they are all Siggi, we will see. First, are you on track for approval and lunch of the relevant strengths of generic Exalgo in November and May respectively? Or (multiple speakers) get gummed up with the abuse deterrent debate and all that?

Siggi Olafsson - Actavis, Inc. - President, Actavis Pharma

Yes, I think we feel very good about the approval process. I think what we are working on now is the ramps program. What is the requirement of the ramps program the FDA wants us to do? I think that should be easily resolved before the November date. We feel comfortable around that. There is no other technical issue we see outstanding with the application. And then the 32 mg is in 2014 and it is the same situation -- we feel very good about the dose rate itself, but we need to get to a conclusion but kind of ramps program the FDA will request us to do.

Greg Gilbert - BofA Merrill Lynch - Analyst

And no other filers on that drug, right, that you know of?

Siggi Olafsson - Actavis, Inc. - President, Actavis Pharma

I can’t -- I don’t know exactly. I know we are launching first on everything except the 32 mg in November.

13
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

Greg Gilbert - BofA Merrill Lynch - Analyst

Okay. And then on Opana ER, I thought that was an interesting press release you put out. Can you give us your latest thinking on what you plan to do there or what you are watching and waiting for?

Siggi Olafsson - Actavis, Inc. - President, Actavis Pharma

So, what we are doing there is basically we are watching the space. So currently -- and you see this yourself, Greg -- currently Impax has between 6% and 10% marketshare of the Opana market. I think as of this week we are at 7.8%; they have been going down over the last few weeks. I think we feel -- we probably -- we don’t know what the opportunity is, but I think overall we expect to launch by the end of third quarter, we are building inventory now.

I think it’s worth launching. But it is difficult, though, for us to say how big the market is because Impax hasn’t been so successful in the market so far. But I intend to launch this product probably by the end of third quarter this year.

Greg Gilbert - BofA Merrill Lynch - Analyst

And lastly, on generic Suboxone, I imagine that’s been a pretty stable market. But do you still think there is the potential for chipping away at some of the film business with some of the payor actions we started to hear about? Thanks.

Siggi Olafsson - Actavis, Inc. - President, Actavis Pharma

Yes, I think, Greg, we saw the Caremark announcement about not having the thin film of Suboxone on their reimbursement list. That could be a small opportunity. Obviously the Caremark is probably 5% to 10% of the overall brand, so it is not a huge [site] overall.

I think the bigger opportunity, as I have mentioned before on the thin film, is many of the patients that get the thin film, they pay out-of-pocket, they don’t have a healthcare insurance. And I think those are the patients we want to introduce to the generics because with no couponing the generics are still a less expensive alternative for this product. So I think that could be a bigger opportunity for us going forward than maybe the Caremark having the thin film not reimbursed.

Greg Gilbert - BofA Merrill Lynch - Analyst

Thanks. I will ask one last one because I have to get Paul in the mix here. Paul, I will ask you sort of an ambiguous question. What do you think of the sort of tax rate land grab that is going on in the industry?

Paul Bisaro - Actavis, Inc. - President & CEO

Well, I am not sure what you mean by land grab. But I think everybody recognizes, and unfortunately we have a tax structure in the United States that is putting companies in the US at a disadvantage. And I think we were able to, hopefully assuming the transaction goes through and we’re able to complete the merger and complete the restructuring and inversion, then we won’t be at a disadvantage anymore. And I think other companies have to take a look at that. It just makes economic sense.

Greg Gilbert - BofA Merrill Lynch - Analyst

Thank you so much.

14
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

Operator

Chris Schott, JPMorgan.

Chris Schott - JPMorgan - Analyst

First question just was wondering if you would be willing to discuss Actavis’ projections for Warner Chilcott that were released in your S4 in June. I think those numbers were well below Street expectations. And I was just wondering if there is any color or commentary you could provide on those?

Paul Bisaro - Actavis, Inc. - President & CEO

Well, Chris, I think probably the best way to think about this is that we are -- those were what were used during the evaluation process. Obviously things change over time. More information -- we learn more through the integration process. And I think what I would prefer to do is wait until we close and can give you 2014 combined guidance and be a bit more thoughtful about how we do that and not to be sort of limited by the constraints of the Irish takeover law.

Chris Schott - JPMorgan - Analyst

Okay, sure. The second question was the combined Company obviously is going to have a very significant cash flow. It seems like some of the acquisitions or the business development targets don’t imply very large deals. I guess my question is do you see an ability to deploy a majority of the Company’s cash flow into business development going forward? Or could we think about the Company looking at things like dividend or larger share repo over time?

Paul Bisaro - Actavis, Inc. - President & CEO

Yes, Chris, I think some of our -- first and foremost we are going to be looking at paying down additional debt, keeping ourselves and the ability to move quickly on large transactions should they present themselves because we would have paid down our debt and have the flexibility to do so. So that is sort of number one.

Second of all, we will deploy cash as we can. And you are right, there may be a series of smaller transactions first before anything of substance or of the magnitude like a Warner Chilcott or an Actavis deal is done. But we of course will evaluate all of those options as we go forward.

Should we get into a position, though, where cash flow and we maintained the right debt levels and we’re doing all the deployment of cash to support the businesses that we feel is necessary, we would at that point look at other alternatives including potential dividends. But that I think is some time away.

Chris Schott - JPMorgan - Analyst

Okay, great. And then just one final question. Lonza Teva today announcing their -- kind of formally dissolving their partnership on biosimilars. Just any thoughts you have on that, what it implies about any of the difficulties or competitiveness of these markets going forward?

Fred Wilkinson - Actavis, Inc. - President, Actavis Specialty Brands

Not sure. Hey, I wouldn’t actually read too much into it. If you looked at the Teva biosimilar program, they at some point had bought enough different companies that they had multiple projects going on the same product. And so, I think what they have done is probably very efficiently pruned their product line down to the leading entities within their biosimilar portfolio.

15
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

Lonza for the last year has been out selling or trying to solicit use of space, so it has been obvious that the Lonza Teva relationship was not going to be as deep as it originally was.

Chris Schott - JPMorgan - Analyst

Thanks very much.

Operator

Douglas Tsao, Barclays.

Douglas Tsao - Barclays Capital - Analyst

First question for Paul on a topic that I know you feel passionately about. I was just curious to get your perspective on the Supreme Court decision regarding settlements.

Paul Bisaro - Actavis, Inc. - President & CEO

Yes, I don’t feel passionately about this one at all (laughter). Well, I mean I think the first point I would make is we are very pleased that the FTC’s position was rejected by the Supreme Court. We always thought it was wrong headed and at least the Supreme Court agreed with us on that approach.

I think the Supreme Court has delivered us a workable solution, a workable opportunity. We will continue to pursue patent settlements as part of bringing products to market prior to patent expiry. Notwithstanding, I would say the political noise that people raise because they think that the words pay for delay actually mean that and they don’t. Again, it is always about the patent, it’s about the patent, it’s about the patent.

Look at our Pulmicort case; we win the District Court level and then get enjoined from shipping. So somebody needs to explain to the FTC as well as Congress that it’s about the patent office, it’s about the way judges rule and at some point we will get that message through. With -- again, with respect to the Supreme Court case, I think we are satisfied that we can move forward, we plan to move forward. I am a little disappointed that they didn’t -- that they chose to try to split the baby, but I think we can live with it and we will going forward.

Douglas Tsao - Barclays Capital - Analyst

And so, ultimately you don’t think this is going to have a meaningful impact on how you are able to negotiate settlements with innovator companies?

Paul Bisaro - Actavis, Inc. - President & CEO

No, I don’t think so. I think we will have to take a second step, it will require us to go in front of judges and explain the settlement. It is also possible this could be -- ultimately turn out to be somewhat of a positive, because we would or could potentially receive Noerr-Pennington protection on settlements once the District Court has ruled that these things are pro-competitive. And that may make it easier actually to do a settlement and at least get certainty around it and at least put to bed some of the ancillary litigation that follows this crazy pay for delay thing.

Douglas Tsao - Barclays Capital - Analyst

Okay. And then just one follow-up probably for Siggi on Suboxone in terms of your comments trying to go after cash paying customers. I was just curious in terms of your plan to execute upon that or sort of operationally how you would go about marketing or targeting that patient population?

16
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

Siggi Olafsson - Actavis, Inc. - President, Actavis Pharma

Yes, what we have to do, Doug, is basically we have to educate doctors in terms -- we don’t have a salesforce. We have a total sales force of the US (inaudible) organization is about five people. So we are not going to visit doctors, but there will be a mailing out informing them about this opportunity to save a significant amount of money for the patients they are treating. So I think that is one thing.

Second thing is the market of the drug abuse clinics or the methadone clinics, they use a significant amount of Suboxone. By introducing it there also we get the knowledge to the patients that need this drug going forward. So I think with these two approaches, relatively inexpensive sales and marketing approach, but also looking at the clinics I think that would help us to get some of that market.

Douglas Tsao - Barclays Capital - Analyst

Okay, great. Thank you very much.

Operator

Jami Rubin, Goldman Sachs.

Jami Rubin - Goldman Sachs - Analyst

Most of the questions were already asked. But if you could just talk about the -- what you see as the biggest variables to your forecast at this point. My guess is that it would be Pulmicort and Concerta, but I would be interested in your views on that.

And secondly, do you view the Pulmicort opportunity as similar sized as you did earlier in the year now that time has passed? Or should we think of it differently going forward if you win the appeals process? Thanks.

Siggi Olafsson - Actavis, Inc. - President, Actavis Pharma

Hey, Jami, it’s Siggi here, let me take this one. I think you are absolutely right. The biggest change to our focus is the Pulmicort. We have built that into an April launch. Remember we guided you to Pulmicort with launch in the second quarter with the competition. We don’t know if that competition -- we felt that competition probably wasn’t ready at the time when we got the judgment down.

So -- but they could have caught up whenever the decision of the next courts dates come through. We still feel good about the market. The market is enormous, there are only two players in the market -- AstraZeneca and Teva. So we still feel extremely good about the opportunity. They will still no other approval; it is only us and Apotex. We feel good, we have enough supply, we have a good supply chain.

So I think we feel extremely good about the situation as it is, but who knows. Every month that passes allows the competitors to catch up. So we have to evaluate the situation whenever the judge makes a ruling on that the case later on.

I think with regard to Concerta, you said that would be our biggest difference to our forecast. I think overall we are just in line with our forecast. We said in the beginning of the year that Mallinckrodt would launch the product, they more or less did that on time. We also highlighted to the market that there would be a slow uptick; I think that has come true. We are still at about 75% market share with Mallinckrodt at about 22% market share.

So it takes time to build that market share for generic Concerta. It is both a very complex product, but you need to have a quota -- a secure quota from the DEA. So overall I think the generic Concerta situation has not surprised us, it more or less has confirmed and validated our assumptions we gave in the beginning of the year.

17
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

Jami Rubin - Goldman Sachs - Analyst

Thank you.

Operator

David Maris, BMO.

David Maris - BMO Capital Markets - Analyst

Two questions for you, Paul. First on the Supreme Court, just more specifically, do you think that investors should be at all concerned any of your existing deals would be challenged by payors or state attorney generals? I know you can’t predict that, but internally do you think that that is a risk?

And then separately, one of your competitors -- one of your more loquacious competitors at a recent investor conference mentioned Actavis more than 10 times in its, I don’t know, half hour presentation, kind of implying in a couple of different spots that the Warner Chilcott deal is a deal out of weakness and that you don’t have the growth prospects in generics that is why you are moving more to brand.

So first related to that, at a [jump off] situation do you feel comfortable when you are going up against other generics that your relationships with the retailers are as strong as ever? Are you seeing increased market share in the US, less market share and globally? And then separately, any other feeling about deals in brands versus more and generics and what the outlook is on the generic side?

Paul Bisaro - Actavis, Inc. - President & CEO

Sure. Well, let me first say that we don’t feel any weakness with respect to ourselves and other competitors. But Siggi, why don’t you take what you are seeing in the marketplace and explain that first?

Siggi Olafsson - Actavis, Inc. - President, Actavis Pharma

I think overall, David, it is worth mentioning if you look at the IMS data, we haven’t seen it for second quarter, but for first quarter for the first time Actavis was the largest generic company in terms of dollars in the US. We were about $30 million (technical difficulty) than Teva and about $200 million larger than Milan. So I think we have seen strength in the market, we are still growing.

Also just look at the pipeline, do the comparison of the pipeline, we are about 190 NDA’s pending, I think that is a good indication of our growth prospects. We have 56 first to files, 38 of those are exclusive first to files and I think that is a good indication. I think if you do your homework and compared to some of the other more talkative companies I think we are not quite a good situation in the US market. So we don’t feel any weakness in the generic business; we really feel that the wind is with us now and we are investing more in R&D than ever before.

Paul Bisaro - Actavis, Inc. - President & CEO

Yes, and I would only add to that that we look at the pharmaceutical space holistically, maybe that is the way to think about it. We believe that we are a pharmaceutical company and we will provide those products that the markets that we operate in need. And those will include OTC, injectable, hospital, branded pharmaceuticals, branded generic pharmaceuticals and generic INN pharmaceuticals depending on the market need.

18
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

Each market will be in a different stage of development that we operate in and we want to be prepared to do whatever makes sense in that market for us to be able to grow the fastest as possible. So I don’t want to -- I don’t apologize for our business model; I think it is the right business model. I think it is certainly preparing us for what we hope is the brass ring, which is biosimilars in the end of this decade and into the next decade.

Turning to your question about the Supreme Court, you know, unfortunately there is the possibility, and I think people should recognize there is the possibility, that we could see additional ancillary litigation from the Supreme Court decision. It is unfortunate that sometimes the Supreme Court creates opportunities for those kinds of things to occur. We will of course defend that litigation if it does come up.

We don’t feel like there is a concern with any of the past settlements that we have done, although only time will tell as to whether or not we run into any additional problems. I think there is one thing to always remember -- when the Supreme Court brings a new rule of reason test it is pretty accurate to say that consumers lose and the lawyers win. And being a former lawyer I can say that might be a good thing but it isn’t really good for consumers.

Also I would say that we have not in any way lessened our commitment to challenging patents and bringing products to market earlier than they would have otherwise but for the patent. Siggi gave you the statistics. I think right now we are either number one or very close to being number one in the US with a number of patent challenges. So clearly we believe that is a very good way to continue to grow our business and provide value to consumers and our customers.

David Maris - BMO Capital Markets - Analyst

Great, thank you very much.

Operator

Elliott Wilbur, Needham & Company.

Elliott Wilbur - Needham & Company - Analyst

I just wanted to follow up on some of your earlier commentary -- or Siggi’s earlier commentary really around manufacturing synergies. You guys have been very explicit in talking about the operational synergies you expect to drive from Actavis and then Warner Chilcott as well. And have suggested there could be substantial manufacturing synergies particularly around the Actavis acquisition and integration of those operations. But we really haven’t sort of quantified that to any great extent. And just attempting to do that in some form or fashion here.

I mean, if I look at sort of your cost of sales line coming out of the most recent quarter, I mean you are roughly at $4 billion. And I would think it would be quite reasonable to assume that several years out, upon integration or completion of integration activities, we could be looking at cost savings somewhere in the order of 10% to 15% of that number. And I just want to make sure that that assumption is kind of in the right ball park.

Paul Bisaro - Actavis, Inc. - President & CEO

Well, I am going to turn that over to the operations guy.

Bob Stewart - Actavis, Inc. - President, Global Operations

Elliott, this is Bob Stewart. We are not going to guide you to a specific percentage or a number at this point other than to just say that we constantly look at our manufacturing network and that is both internal as well as external contract manufacturing organizations that do supply us products around the world. We are always looking at opportunities to lower our cost and benefit from low-cost manufacturing locations.

19
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

With the Actavis transaction we picked up a number of them such as our facility in Bulgaria which is a very low-cost manufacturing location for both Europe and will ultimately become a supplier for the US as well. After the Warner Chilcott transaction we will reevaluate the manufacturing network again and, you’re absolutely right, there are manufacturing synergies that are out there both in terms of conversion synergies as well as additional procurement synergies and we will continue to work through that.

And then as Paul mentioned before, that when we close and we can become a little bit clearer in terms of what that longer-term synergy numbers are, we would probably look to include some direction around manufacturing synergies at that point.

Paul Bisaro - Actavis, Inc. - President & CEO

Yes. You know, I would add one other thing, Elliott, and that is capital spending avoidance. Because of the way that we are constantly -- and Bob and his team are constantly evaluating what the future pipeline looks like and what our needs are going to be and we are already moving to move our manufacturing network to support even a different style of product development that we do today.

For example, we have mostly solid oral dosage forms today. But as we look out over the next few years we are going to be moving into other dosage forms. We have programs in place now to make sure that we have maximized the solid oral dose facilities, but we can move into -- but also maximize the non-solid oral dose facilities and not have to face huge CapEx adjustments later on to build that capacity.

So the process is already underway and so there is a capital avoidance piece to this as well. If you look at our CapEx spending, I am pretty pleased with it, we were able to keep that very, very nicely under control this year.

Elliott Wilbur - Needham & Company - Analyst

Okay, then just one quick follow-up here as well for Siggi. I mean, you have already commented a couple times on the generic methylphenidate or Concerta market here. But just wanted to maybe ask a couple of additional questions here. I mean is it fair to say that things have basically shaken out exactly as expected and specifically thinking about price with Mallinckrodt’s entry and then ultimately Kremers Urban launch here, and have you learned anything about potential additional competition?

I know it’s embedded in guidance for the year. There are a couple other applications pending, I think Impax’s travails are fairly well known. But this has been a market where historically, at least on one occasion, we have been surprised by a filer and an entrant. I’m just wondering if you learned anything new about the competitive landscape there in terms of competitors who might emerge other than potentially say Impax in 2014? Thanks.

Siggi Olafsson - Actavis, Inc. - President, Actavis Pharma

Yes, Elliott, I think with regard to the market itself it has been very, very close to our assumptions beginning of the year. Mallinckrodt and us, it takes time to build that market share. Obviously in the beginning Mallinckrodt only launched the 27 mg, then they brought the two higher strengths to the market.

We are still alone on the 18 mg, Kremers -- basically the cut co is coming to the market, we are expecting them any day. They have not launched yesterday but we think they should be launching any day with the 18 on the 27 mg. Then we expect them to come up with the two higher strength probably at the end 180 days after the launch from Mallinckrodt in the first quarter.

So I think overall it is a stable market, it takes time to build up inventory, it’s not a big movement in the market, three player market is still a very good generic market. Obviously there is a price erosion in the market whenever a new company comes to the market. But overall it is exactly as per our expectation.

20
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

With regards to other competitors, just like you said, we have been monitoring Impax’s application for a number of years. We don’t know when that comes. We have said we don’t expect other competitors this year. Next year -- we haven’t heard anything new in terms of competition, but keep in mind there could be Paragraph 3 filers out there because of the patent situation. So we don’t necessarily have to know where it is.

But overall we will update the guidance for 2014 later, but there are probably one, two, three out there but we don’t expect any new competition this year.

Operator

Jason Gerberry, Leerink Swann.

Jason Gerberry - Leerink Swann - Analyst

Paul or Siggi, on Advair -- and correct me if I am wrong, but it seems like if I had to characterize Actavis you guys seem to be in sort of a watch and wait mode regarding US draft guidance here. And I’m just wondering if you can talk a little bit about what you are looking for in terms of competitor development in the next 12 months and when you guys think you might need to get in the game if you want to be there at market formation in the 2016 timeframe? That is my first question.

Siggi Olafsson - Actavis, Inc. - President, Actavis Pharma

Yes, Jason, I think the first challenge of developing a generic Advair is clearly on the device. There are quite a few devices out there, but what you have to do in the US is you have to be able to use the patient leaflet instructions in the same way as for the brand. And what the brand has done extremely well, they have trademarked the device very well. So that is the first challenge to go through.

So then the second challenge is to get the right PK out of the device and out of the formulation. And then the third challenge is the pharmacodynamic to show the clinical equivalence between the brand and the generic. So these are three, in a way, linked challenges, but individual challenges we are all facing, all the generic companies.

What I can say is we are in good dialogue with their regulatory agencies, what requirements could be later on. There is no draft guidance, but we are not sitting and waiting for guidance, we are working actively on development of respiratory products. Challenging, as I said. What needs to happen to be there in 2016 market formation -- obviously it would help to get the guidance out, but also at the same time I don’t think any of the companies developing respiratory generics or (inaudible) generics are sitting and waiting. As one of the previous questions was sometimes when you have filed an application that leads the FDA to give out the draft guidance.

So follow this space, it is a very high hurdle, I think a very complex development especially on the US side. Some of the other regulatory agencies have been more open to take a PK data instead of PD data. Hopefully the FDA will lean towards that later on. But the device complication on the PK profiling is quite a lot of challenge to overcome even before you get the endpoints that the FDA would guide you to.

Jason Gerberry - Leerink Swann - Analyst

Okay. And if I could just squeeze one quick one in on Concerta. Where do you guys stand with your own Anda product? It is my recollection you guys amended your Anda back in 2010 to conform with what the FDA was looking for. Just kind of curious where you are at in the review cycle there and if you are confident you can get an Anda approval before the contract with J&J comes to an end? Thanks.

21
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 25, 2013 / 12:30PM, ACT - Q2 2013 Actavis Inc Earnings Conference Call

Paul Bisaro - Actavis, Inc. - President & CEO

Yes, Jason, we are very comfortable that our approval will come before that time is -- before it is needed. Everything is on track for us. Again, it has not been an application we’ve been actively pushing with the FDA. If we can have any say in what applications they are working on that is not going to be first on the list for us. We have other things that we would rather get first.

Jason Gerberry - Leerink Swann - Analyst

Okay, thanks, guys.

Paul Bisaro - Actavis, Inc. - President & CEO

All right, thank you.

Operator

And there are no further questions at this time.

Lisa DeFrancesco - Actavis, Inc. - IR

Thank you, everyone.

Operator

Thank you. This does conclude today’s conference call. You may now disconnect your lines.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2013, Thomson Reuters. All Rights Reserved.

22
THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.